Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69516 and 333-124597 on Form S-3 and Registration Statement Nos. 33-61035, 33-39837, 333-87228, and 333-88419 on Form S-8 of our reports relating to the financial statements and financial statement of schedule of Cascade Natural Gas Corporation (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2004 and 2003 consolidated financial statements) and to management's report on the effectiveness of internal control over financial reporting dated December 9, 2005, appearing in this Annual Report on Form 10-K of Cascade Natural Gas Corporation for the year ended September 30, 2005.

\s\ Deloitte & Touche LLP

Seattle, Washington
December 14, 2005